Filed pursuant to Rule 433

Registration No. 333-130580

August 9, 2007

HSBC Finance Corporation

Final Term Sheet

Lead Manager:	HSBC Securities (USA) Inc. (90%)
Co Managers:	Calyon Securities (USA) Inc. (5%) Santander Investment Securities Inc. (5%)
Structure:	18-month Global Floating Rate Notes
Ratings:	Aa3/AA-/AA- (Positive Outlook/Positive Outlook/Positive Outlook)
Pricing Date:	August 9, 2007
Settlement Date:	August 16, 2007
Maturity Date:	February 17, 2009
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Global
CUSIP:	40429CGA4
ISIN:	US40429CGA45

Transaction Details

Principal Amount:	$1,000,000,000
Pricing Benchmark:	1M USD LIBOR
Coupon:	1M USD LIBOR + 18 bps
Interest Rate Source:	USD-LIBOR-BBA (Reuters screen LIBOR01 page)
Price to Investor:	99.97084%
Gross Fees:	0.100%
All-in Price to Issuer:	99.87084%
Total Proceeds to Issuer:	$998,708,400
Interest Reset:	Monthly
Interest Pay Frequency:	Monthly
Coupon Payment Dates:	Monthly on the 17th of every month commencing September 17th, 2007
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Trustee:	Wells Fargo Bank, National Association

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.